Exhibit 4.1

NVR, INC.

AND

U.S. BANK TRUST NATIONAL ASSOCIATION,

a national banking association,

as Trustee

3.950% Senior Notes due 2022

FIFTH SUPPLEMENTAL INDENTURE

Dated as of September 10, 2012

TO

INDENTURE

Dated as of April 14, 1998

i

Section 10.11 Trustee’s Disclaimer	21

Section 10.12 Force Majeure	21

Section 10.13 U.S.A. Patriot Act	21

ii

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of September 10, 2012, between NVR, INC., a Virginia corporation (hereinafter referred to as the “Company”), having its principal office at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, as Trustee (as defined in Article III hereof), having a Corporate Trust Office at 100 Wall Street, Suite 1600, New York, New York 10005. Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS

WHEREAS, the Company and The Bank of New York have as of April 14, 1998 entered into an indenture (the “Base Indenture”) providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsecured Indebtedness;

WHEREAS, the Company desires to establish and issue the Notes (as defined in Article III hereof) pursuant to this Fifth Supplemental Indenture, and has duly authorized the creation of the Notes and the execution and delivery of this Fifth Supplemental Indenture to modify and supplement the Base Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, in accordance with Section 901(7) of the Base Indenture, the Company and the Trustee are permitted to enter into this Fifth Supplemental Indenture to establish the form and terms of the Notes as set forth herein without the consent of any Holder (as defined in Article III hereof), and all requirements set forth in Article Nine of the Base Indenture to make this Fifth Supplemental Indenture effective have been satisfied; and

WHEREAS, the Company and the Trustee deem it advisable to enter into this Fifth Supplemental Indenture for the purposes of establishing the terms of the Notes and providing for the rights, obligations and duties of the Trustee with respect to the Notes.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE

WITNESSETH:

For and in consideration of the mutual premises and agreements herein contained, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I.

CREATION OF THE NOTES

SECTION 1.01 DESIGNATION OF SERIES.    Pursuant to the terms hereof and Sections 201 and 301 of the Base Indenture, the Company hereby creates a series of Securities known as the “3.950% Senior Notes due 2022,” which shall be deemed “Securities” for all purposes of the Base Indenture.

SECTION 1.02 FORM OF NOTES.    The Notes shall be issued on the Issue Date in fully registered form in one or more global Securities substantially in the form of Exhibit A attached hereto (the “Global Notes”) which is incorporated herein and made a part hereof. The Notes shall bear interest, be payable and have such other terms as are stated in the Global Notes or in the Base Indenture, as modified and supplemented by this Fifth Supplemental Indenture.

SECTION 1.03 LIMIT ON AMOUNT OF SERIES; ADDITIONAL NOTES.    The principal amount of Notes issued under this Fifth Supplemental Indenture on the Issue Date shall be $600,000,000. The Company may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the “Additional Notes”), other than the issue price, the date of issuance and, if issued after March 15, 2013, the date from which interest will begin to accrue. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the Holders of the Notes. The Notes (and any Additional Notes) will constitute a single series of Securities for all purposes of the Indenture.

With respect to any Additional Notes, in addition to any other requirements set forth in the Base Indenture, the Company shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee, the following information:

(a)	the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture;

(b)	the issue price, the issue date and the CUSIP number of such Additional Notes; provided, however, that no Additional Notes may be issued with the same CUSIP number as the Notes issued on the Issue Date if such Additional Notes are to be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code; and

(c)	whether such Additional Notes will be issued as global securities or as certificated securities and whether and to what extent the Additional Notes will contain additional legends.

SECTION 1.04 CERTIFICATE OF AUTHENTICATION.    The Trustee’s certificate of authentication to be borne on the Notes shall be substantially as provided in the Base Indenture.

ARTICLE II.

APPOINTMENT OF THE TRUSTEE FOR THE NOTES

SECTION 2.01 APPOINTMENT OF TRUSTEE.    Pursuant and subject to the Base Indenture, the Company hereby appoints U.S. Bank Trust National Association as trustee to act on behalf of the Holders of the Notes, and as the initial Paying Agent and Security Registrar for the Notes, effective upon the execution and delivery of this Fifth Supplemental Indenture. By execution, acknowledgment and delivery of this Fifth Supplemental Indenture, the Trustee hereby accepts appointment as Trustee, Paying Agent and Security Registrar with respect to the Notes, and agrees to perform such services upon the terms and conditions set forth in the Base Indenture as modified and supplemented by this Fifth Supplemental Indenture. The Company may change the Paying Agent or Security Registrar without prior notice to the Holders and the Company or any of the Subsidiaries may act as Paying Agent or Security Registrar.

SECTION 2.02 RIGHTS, POWERS, DUTIES AND OBLIGATIONS OF THE TRUSTEE.    Any rights, powers, duties and obligations by any provisions of the Base Indenture conferred or imposed upon the Trustee shall, insofar as permitted by law, be conferred or imposed upon and exercised or performed by the Trustee with respect to the Notes.

ARTICLE III.

DEFINITIONS

SECTION 3.01 DEFINITIONS.    So long as any of the Notes are Outstanding, the following definitions shall be applicable to the Notes, be included as defined terms for all purposes under the Base Indenture with respect to the Notes and, to the extent inconsistent with the definition of such term contained in Section 101 of the Base Indenture, shall replace such definition for purposes of the Notes.

“Additional Notes” has the meaning set forth in Section 1.03 hereof.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to: (1) the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus (2) 40 basis points.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning set forth in the recitals hereto.

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by each of three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of, or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred within the 60-day period preceding the reduction in ratings).

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries; or

(2)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (a) pursuant to such transaction the Company becomes a Subsidiary of such holding company and (b) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Company’s Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Change of Control Offer” shall have the meaning set forth in Article IX hereof.

“Change of Control Purchase Price” shall have the meaning set forth in Article IX hereof.

“Company” shall have the meaning set forth in the introductory paragraph hereto.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date:

(1)    the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”; or

(2)    if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (b) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Consolidated Net Tangible Assets” means, as of the date of determination, the total amount of assets which would be included on a combined balance sheet of the Restricted Subsidiaries (not including the Company) together with the total amount of assets that would be included on the Company’s balance sheet, not including the Company’s Subsidiaries, under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1)    all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Accounting Standards Codification 715-60 (or any successor provision);

(2)    investments in Subsidiaries that are not Restricted Subsidiaries; and

(3)    all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets, all as of the date of the Company’s most recent consolidated balance sheet on such date of determination.

“Credit Facility” means any credit agreement that the Company may from time to time enter into with one or more lenders to provide for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Event of Default” has the meaning set forth in Section 4.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fifth Supplemental Indenture” has the meaning set forth in the introductory paragraph hereto.

“Financial Services Subsidiary” means any of the Company’s Subsidiaries engaged in mortgage banking (including mortgage origination, loan servicing, tax service, mortgage brokerage and title and escrow businesses), master servicing and related activities, including, without limitation, a Subsidiary which facilitates the financing of mortgage loans and mortgage-backed securities and the securitization of mortgage-backed bonds and other related activities.

“Fitch” means Fitch Ratings or any successor to its debt rating business.

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, which are in effect on the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)    interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)    other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” means the person in whose name a Note is registered on the register for the Notes.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)    in respect of borrowed money;

(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)    in respect of banker’s acceptances;

(4)    representing Capital Lease Obligations;

(5)    representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)    representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Security Interest on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)    the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means the Base Indenture, as modified and supplemented by this Fifth Supplemental Indenture.

“Independent Investment Banker” means any Reference Treasury Dealer appointed by the Trustee after consultation with the Company.

“Intercompany Note” means a note agreement or other evidence of Indebtedness between the Company and a Financial Services Subsidiary.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) or, in each case, if any such Rating Agency ceases to rate the Notes or fails to make a rating of the Notes publicly available (for reasons outside of the Company’s control), the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency.

“Issue Date” means September 10, 2012, the date of original issuance of the Notes.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its debt rating business.

“Non-Recourse Indebtedness” means the Company’s or any of the Company’s Subsidiaries’ Indebtedness or other obligations secured by a Security Interest on property to the extent that the liability for the Indebtedness or other obligation is limited to the security of the property without liability for any deficiency, including indirectly by reason of any agreement between the Company or any of the Company’s Subsidiaries to provide additional capital or maintain the financial condition of or otherwise support the credit of the Subsidiary incurring the Indebtedness.

“Non-Recourse Land Financing” means any of the Company’s Indebtedness or Indebtedness of any Restricted Subsidiary for which the holder of such Indebtedness has no recourse, directly or indirectly, to the Company or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which the Company or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other Security Interests or other recourse, obligations or liabilities in respect of specific land or other real property interests of the Company or such Restricted Subsidiary; provided that recourse, obligations or liabilities of the Company or such Restricted Subsidiary solely for indemnities, covenants or breaches of warranty representation or covenant in respect of any Indebtedness will not prevent Indebtedness from being classified as Non-Recourse Land Financing.

“Notes” means the 3.950% Senior Notes due 2022 issued hereunder, as supplemented from time to time in accordance with the terms hereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agencies” shall mean (1) each of Moody’s, Fitch and S&P; and (2) if any of Moody’s, Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available (for reasons outside of the Company’s control), a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement rating agency for Moody’s, Fitch or S&P, or all three, as the case may be.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC, provided that it continues to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), or any other Primary Treasury Dealer designated by the Company in a written notice to the Trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to the Notes, the amount of the next succeeding scheduled interest payment on the Notes to be redeemed will be reduced by the amount of interest accrued thereon to such redemption date.

“Restricted Subsidiary” means any of the Company’s Subsidiaries which is not a Financial Services Subsidiary.

“S&P” means Standard and Poor’s Ratings Group or any successor to its debt rating business.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or another Restricted Subsidiary) of any property (but not including model homes) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Secured Debt” means any Indebtedness which is secured by (1) a Security Interest in any of the Company’s property or the property of any Restricted Subsidiary or (2) a Security Interest in shares of stock owned directly or indirectly by the Company or a Restricted Subsidiary in a corporation, or in equity interests owned by the Company or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Company or a Restricted Subsidiary has an equity interest; provided that “Secured Debt” shall not include Non-Recourse Land Financing that consists exclusively of “land under development,” “land held for future development” or “improved lots and parcels,” as such categories of assets are determined in accordance with GAAP or any Non-Recourse Indebtedness. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given. Notwithstanding the foregoing, “Secured Debt” shall not include Indebtedness under the Credit Facility and under any initial or successive amendments, modifications, restatements, supplements, renewals, replacements, extensions, refinancings or refundings, in whole or in part (including, in each case, any increase in principal amount), of any Credit Facility, which Indebtedness is secured by pledge(s) of or other Security Interests on Intercompany Notes and/or Capital Stock of one or more Financial Services Subsidiaries.

“Security Interest” means any mortgage, pledge, lien, charge, encumbrance or other security interest which secures the payment or performance of an obligation.

“Senior Indebtedness” means the principal of (and premium, if any, on) and interest on (including interest accruing after the occurrence of an Event of Default or after the filing of a petition initiating any proceeding pursuant to any bankruptcy law whether or not such interest is an allowable claim in any such proceeding) and other amounts due on or in connection with any of the Company’s Indebtedness, whether outstanding on the date hereof or hereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the debt securities under the indenture. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (1) the Company’s Indebtedness that is expressly subordinated in right of payment to any of the Company’s Senior Indebtedness, (2) the Company’s Indebtedness that by operation of law is subordinate to any of the Company’s general unsecured obligations, (3) the Company’s Indebtedness to any Subsidiary, (4) Indebtedness incurred in violation of the restrictions described under Section 5.01 and Section 5.02 hereof, (5) to the extent it might constitute Indebtedness, any liability for federal, state or local taxes or other taxes, owed or owing by the Company, and (6) to the extent it might constitute Indebtedness, trade account payables owed or owing by the Company.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in this Fifth Supplemental Indenture and as successor to The Bank of New York pursuant to the Base Indenture, and any successor appointed in accordance with the terms of the Base Indenture and serving as the trustee under the Base Indenture and this Fifth Supplemental Indenture.

“Voting Stock” of a Person means all classes of Capital Stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or persons performing similar functions).

SECTION 3.02 INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT.    This Fifth Supplemental Indenture is subject to the mandatory provisions of the Trust Indenture Act which are incorporated by reference in, and made a part of, this Fifth Supplemental Indenture with respect to (and only with respect to) the Notes. Whenever this Fifth Supplemental Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in, and made a part of, this Fifth Supplemental Indenture.

The following Trust Indenture Act term has the following meaning:

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

All other terms used in this Fifth Supplemental Indenture that are defined by the Trust Indenture Act, defined by the Trust Indenture Act by reference to another statute or defined by the Securities and Exchange Commission’s rules have the meanings so assigned to them therein.

ARTICLE IV.

EVENTS OF DEFAULT

SECTION 4.01 EVENTS OF DEFAULT.    Pursuant to Section 301(15) of the Base Indenture, so long as any Notes are Outstanding, the Company covenants and agrees that “Event of Default,” wherever used in the Indenture, means any one of the following events, which are applicable to the Notes instead of the Events of Default specified in Section 501 of the Base Indenture:

(a)    default in the payment of any interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(b)    default in the payment of all or any part of the principal, or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by declaration of acceleration or otherwise;

(c)    failure by the Company or any of its Subsidiaries to comply with Article VI hereof;

(d)    default in the observance or performance, or breach, of any of the Company’s or its Subsidiaries’ other agreements in the Indenture, and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the Outstanding Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

(e)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(i)    is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness within 30 days of such principal, interest or premium becoming due and payable (after giving effect to any applicable grace period provided in such Indebtedness) and the aggregate outstanding principal amount of such unpaid Indebtedness is $50.0 million or more; or

(ii)    results in the acceleration of such Indebtedness prior to its express maturity, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration, and the aggregate outstanding principal amount of such accelerated Indebtedness is $50.0 million or more;

(f)    a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition in an involuntary case or proceeding seeking reorganization of the Company or any of its Significant Subsidiaries under any bankruptcy or similar law, or a decree, judgment or order of a court of competent jurisdiction directing the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company, any of its Significant Subsidiaries, or of the property of any such Person, or the winding up or liquidation of the affairs of any such Person, shall have been entered, and the continuance of any such decree, judgment or order unstayed and in effect for a period of 90 consecutive days; and

(g)    the Company or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt (including conversion of an involuntary proceeding into a voluntary proceeding), or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent to the filing of any such petition, or shall consent to the appointment of a Custodian of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, or fail generally to pay its debts as they become due.

SECTION 4.02 ACCELERATION OF MATURITY; RESCISSION AND ANNULMENT.    The following shall replace Section 502 of the Base Indenture in its entirety:

If an Event of Default with respect to the Notes occurs and is continuing (other than an Event of Default specified in sub-clauses (f) or (g) above), then in each such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and, in each case, accrued interest thereon, to be due and payable immediately. If an Event of Default specified in sub-clauses (f) or (g) above occurs, all principal and accrued and unpaid interest thereon shall be immediately due and payable on all Outstanding Notes without any declaration or other action on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of the Notes then Outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default in the payment of principal of, or interest on, the Notes) on the Notes under the Indenture. Holders of a majority in aggregate principal amount of the then Outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal of, or interest on, the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

ARTICLE V.

COVENANTS OF THE COMPANY

Pursuant to Section 301(15) of the Base Indenture, so long as any of the Notes are Outstanding, the Company covenants and agrees, in addition to the covenants and agreements contained in Article Ten of the Base Indenture (other than as specified herein), as follows:

SECTION 5.01 RESTRICTIONS ON SECURED DEBT.    (a) The Company shall not, and shall not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the Notes will be secured equally and ratably with (or prior to) such Secured Debt; provided that this restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

(i)    Security Interests on model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat, or thereon;

(ii)    Security Interests on property at the time of its acquisition by the Company or a Restricted Subsidiary, which Security Interests secure obligations assumed by the Company or a Restricted Subsidiary, or on the property of a corporation or other entity at the time it is merged into or consolidated with the Company or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or consolidation or where the Security Interest attaches to or affects the Company’s property or the property of a Restricted Subsidiary prior to such transaction);

(iii)    Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary;

(iv)    Security Interests securing Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary that is wholly-owned (directly or indirectly) by the Company; and

(v)    Security Interests constituting the pledge or deposit of cash or other property in connection with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Company and the Restricted Subsidiaries.

(b)    For purposes of determining compliance with this Section 5.01, any amendments, modifications, restatements, supplements, renewals, replacements, extensions, refinancings or refundings, in whole or in part, including, in each case, any increase in the principal amount, of Secured Debt permitted pursuant to clauses (i) through (v) above at the time of the original incurrence thereof, or by this clause (b), shall be permitted under this Section 5.01.

(c)    In addition, the Company and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally or ratably securing the Notes, if immediately thereafter the sum of (i) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (a)(i) through (v) above and any Secured Debt in relation to which the Notes have been secured equally and ratably (or prior to)) and (ii) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the provisions set forth in clauses (a)(i), (ii) and (iii) under Section 5.02 hereof have been complied with) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

(d)    Any Security Interest created for the benefit of the Holders of the Notes pursuant to this Section 5.01 shall provide by its terms that such Security Interest shall be automatically and unconditionally released and discharged upon the release and discharge of all Security Interests securing the relevant other obligations that gave rise to the creation of Security Interests for the benefit of the Holders of the Notes under this Section.

SECTION 5.02 RESTRICTION ON SALE AND LEASEBACK TRANSACTIONS.    (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(i)    written notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(ii)    fair value is received by the Company or the relevant Restricted Subsidiary for the property sold (as determined in good faith by the Company or the relevant Restricted Subsidiary and so certified in an Officer’s Certificate delivered to the Trustee); and

(iii)    the Company or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, apply an amount equal to the net proceeds therefrom either:

(A)    to the redemption, repayment or retirement of Securities of any series under the Base Indenture (including the cancellation by the Trustee of any debt securities of any series delivered by the Company to the Trustee) or the Company’s Senior Indebtedness; or

(B)    to the purchase by the Company or any Restricted Subsidiary of property substantially similar to the property sold or transferred.

(b)    In addition, the Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (i) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (a)(i) through (v) of Section 5.01 hereof or Secured Debt in relation to which the Notes have been secured equally and ratably (or prior to)) and (ii) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the provisions set forth in clauses (a)(i), (ii) and (iii) of this Section 5.02 have been complied with) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

SECTION 5.03 PAYMENTS FOR CONSENT.    Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of the Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of this Fifth Supplemental Indenture or the Notes unless such consideration is offered and paid to all Holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE VI.

MERGER, CONSOLIDATION OR SALE OF ASSETS

Pursuant to Section 301(15) of the Base Indenture, so long as any of the Notes are Outstanding, the following provision shall replace Section 801 of the Base Indenture for purposes of the Notes:

The Company shall not consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the Company’s and the Company’s Subsidiaries’ assets taken as a whole, in one or more related transactions, to another Person; unless:

(a)    either: (i) the Company is the surviving corporation; or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b)    the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all of the Company’s obligations under the Notes and pursuant to agreements reasonably satisfactory to the Trustee; and

(c)    immediately after such transaction, no Default or Event of Default exists.

Upon any such consolidation, merger, sale, assignment, transfer, conveyance or disposition, the successor corporation will be substituted for the Company under the Indenture. The successor corporation may then exercise every power and right of the Company under the Indenture, and the Company will be released from all of its liabilities and obligations in respect of the Notes and the Indenture. If the Company leases all or substantially all of its assets, the lessee corporation will be the successor to the Company and may exercise every power and right of the Company under the Indenture, but the Company will not be released from its obligations to pay the principal of and premium, if any, and interest, if any, on the Notes.

This Article VI shall not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any of its Subsidiaries.

ARTICLE VII.

OPTIONAL REDEMPTION

SECTION 7.01 OPTIONAL REDEMPTION.    (a) Prior to the date that is three months prior to the maturity of the Notes, the Notes may be redeemed, in whole or in part, at any time at the Company’s option upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to the greater of:

(i)    100% of the principal amount of the Notes to be redeemed; or

(ii)    as determined by an Independent Investment Banker, the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate;

plus, in each case, accrued and unpaid interest to, but not including, the applicable date of redemption.

(b)    On or after the date that is three months prior to the maturity of the Notes, the Notes may be redeemed, in whole or in part, at the Company’s option, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but not including, the applicable date of redemption.

(c)    If money sufficient to pay the redemption price of and accrued and unpaid interest on the Notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption and such Notes will cease to be outstanding.

SECTION 7.02 SELECTION AND NOTICE.    If less than all of the Notes are redeemed at any time, selection of the Notes or portions thereof for redemption pursuant to the foregoing shall be made by the Trustee (a) in compliance with the requirements of the principal national securities exchange on which the Notes are listed, if any; or (b) if the Notes are not listed on any national securities exchange, pro rata, by lot or by such method as the Trustee deems fair and appropriate. No Notes of $1,000 or less can be redeemed in part. Notice of redemption shall be mailed via first class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of such Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Company defaults in payment of the redemption price, interest shall cease to accrue on the Notes or portions thereof called for redemption and such Notes will cease to be Outstanding.

ARTICLE VIII.

GUARANTEES

Pursuant to Section 301(23) of the Base Indenture, the Notes will not be guaranteed or otherwise supported by any of the Company’s Subsidiaries or any other Person.

ARTICLE IX.

CHANGE OF CONTROL REPURCHASE EVENT

In the event that there shall occur a Change of Control Repurchase Event, except as otherwise provided in this Article IX, or unless the Company has exercised its right to redeem the Notes in accordance with Article VII hereof, the Company shall make an offer to each Holder of the Notes (the “Change of Control Offer”) to purchase all or any part (in amounts of $1,000 and integral multiples of $1,000 in excess thereof) of such Holder’s Notes at 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of purchase (the “Change of Control Purchase Price”) in accordance with the procedures set forth in this Article IX.

Within 30 days following any Change of Control Repurchase Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall be obligated to make the Change of Control Offer by mailing, or causing to be mailed, to all Holders of Notes, with a copy to the Trustee, a notice describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and making the Change of Control Offer. The notice shall state the payment date for the repurchase of the Notes, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control Repurchase Event, also state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

On the payment date of the Change of Control Purchase Price as specified in the notice, the Company shall, to the extent lawful:

(a)    accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(b)    deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer; and

(c)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent shall promptly mail to each Holder of Notes properly tendered pursuant to the Change of Control Offer, the Change of Control Purchase Price for such Notes, and the Trustee shall promptly authenticate and mail, or cause to be transferred by book entry, to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that the new Note shall be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the payment date of the Change of Control Purchase Price.

The Company will comply with applicable law, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Article IX, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Article IX by virtue of such conflict.

The Company will not be required to make a Change of Control Offer after a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

ARTICLE X.

MISCELLANEOUS

SECTION 10.01 CERTAIN INAPPLICABLE SECTIONS OF THE BASE INDENTURE. Section 1006 and Section 1203 of the Base Indenture shall not be applicable to the Notes issued under this Fifth Supplemental Indenture.

SECTION 10.02 DISCHARGE; DEFEASANCE.    Articles 4 and 13 of the Base Indenture relating to “Satisfaction and Discharge” and to “Defeasance and Covenant Defeasance”, respectively, shall be applicable to the Notes issued under this Fifth Supplemental Indenture.

SECTION 10.03 APPLICATION OF FIFTH SUPPLEMENTAL INDENTURE.    Each and every term and condition contained in this Fifth Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to the Notes created hereby and not to any prior or future series of Securities established under the Base Indenture. The Base Indenture, as amended and modified by this Fifth Supplemental Indenture, hereby is in all respects ratified, confirmed and approved.

SECTION 10.04 BENEFITS OF FIFTH SUPPLEMENTAL INDENTURE.    Nothing contained in this Fifth Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company and the Trustee any right or interest to avail itself or himself, as the case may be, of any benefit under any provision of this Fifth Supplemental Indenture.

SECTION 10.05 DEFINED TERMS.    All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture.

SECTION 10.06 EFFECTIVE DATE.    This Fifth Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

SECTION 10.07 GOVERNING LAW.    This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the internal laws of the State of New York.

SECTION 10.08 COUNTERPARTS.    This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 10.09 SATISFACTION AND DISCHARGE.    This Fifth Supplemental Indenture shall cease to be of further force and effect upon compliance with Section 401 of the Base Indenture with respect to the Notes created hereby.

SECTION 10.10 SUPPLEMENTAL INDENTURES.

(a)    Section 901 of the Base Indenture is hereby amended and restated as follows:

“Without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

(1)	to evidence the succession of another Person to the Company and the assumption by any such successor of the Company’s covenants in the Indenture and in the Notes;

(2)	to add to the Company’s covenants for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Company by the Indenture;

(3)	to add any additional Events of Default for the benefit of the Holders;

(4)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(5)	to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no outstanding Notes;

(6)	to secure the Notes;

(7)	to establish the form or terms of another series of Securities pursuant to the terms of the Indenture, which may be pari passu with the Notes;

(8)	to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(9)	to cure any ambiguity, defect or inconsistency;

(10)	to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate the defeasance and discharge of the Notes; provide that such action shall not adversely affect the interest of the Holders of the Notes or any other series of debt securities in any material respect;

(11)	to make any change that does not adversely affect the legal rights of the Holders of the Notes;

(12)	to add guarantors;

(13)	to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(14)	to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(15)	to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” set forth in the Prospectus Supplement dated September 5, 2012 to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture or the Notes, as evidenced by an Officer’s Certificate.”

(b)    Section 902 of the Base Indenture is hereby amended and restated as follows:

“Except as otherwise provided in Section 901 and this Section 902, the Indenture may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then Outstanding, and any existing default or compliance with any provision of the Indenture may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes.

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the percentage in principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or reduce the premium payable upon redemption of the Notes;

(3)	reduce the rate, amount or stated payment date of interest on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes in accordance with Section 4.02 hereof);

(5)	make any Note payable in currency other than that stated in the Notes;

(6)	modify any of the provisions of Section 508, Section 513 or this Section 902 (except to increase the percentage of Outstanding Notes required to effect any of the actions referenced in the first paragraph of this Section 902 or to provide that certain additional provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby);

(7)	impair the right of any Holder to bring suit as permitted by the Indenture; or

(8)	modify the ranking or priority of the Notes.”

SECTION 10.11 TRUSTEE’S DISCLAIMER.    The Trustee accepts the amendments of the Base Indenture effected by this Fifth Supplemental Indenture, but on the terms and conditions set forth in the Base Indenture, including the terms and provisions defining and limited the liabilities and responsibilities of the Trustee. Without limiting the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Fifth Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company or (iii) the due execution hereof by the Company, and the Trustee makes no representation with respect to any such matters.

SECTION 10.12 FORCE MAJEURE.    In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 10.13 U.S.A. PATRIOT ACT.    The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Fifth Supplemental Indenture agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

NVR, INC.

By:	/s/ Paul C. Saville
Name:	Paul C. Saville
Title:	President and Chief Executive Officer

By:	/s/ Dennis M. Seremet
Name:	Dennis M. Seremet
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Attest:

U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association as Trustee

By:	/s/ Caroline Lee
Name:	Caroline Lee
Title:	Trust Officer

EXHIBIT A

NVR, INC.

No. [ ]	3.950% Senior Notes due 2022

Principal Amount

$[            ]

CUSIP: 62944T AE5

ISIN: US62944TAE55

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

NVR, Inc., a Virginia corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [            ] on September 15, 2022 (the “Maturity Date”), and to pay interest thereon from September 10, 2012 (or from the most recent Interest Payment Date to which interest has been paid or duly provided for), semiannually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing on March 15, 2013, and on the Maturity Date, at a rate of 3.950% per annum, until payment of said principal sum has been made or duly provided for.

The interest so payable and punctually paid or duly provided for on an Interest Payment Date and on the Maturity Date will be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the “Regular Record Date” for such payment, which will be the March 1 and September 1 (regardless of whether such day is a Business Day (as defined below)) next preceding such payment date or the Maturity Date, as the case may be. Any interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and shall be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a subsequent record date for the payment of such defaulted interest (which shall not be less than five Business Days prior to the date of the payment of such defaulted interest) established by notice given by mail or by on behalf of the Company to the Holders of the Notes not less than 15 days preceding such subsequent record date. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.

The principal of this Note payable on the Maturity Date will be paid against presentation and surrender of this Note at the office or agency of the Company maintained for that purpose in New York, New York. The Company hereby initially designates the Corporate Trust Office of the Trustee in New York, New York as the office to be maintained by it where Notes may be presented for payment, registration of transfer, or exchange and where notices or demands to or upon the Company in respect of the Notes or the Indenture referred to on the reverse hereof may be served.

Interest payable on this Note on any Interest Payment Date and on the Maturity Date, as the case may be, will be the amount of interest accrued during the applicable Interest Period (as defined below).

An “Interest Period” is each period from and including the immediately preceding Interest Payment Date (or from and including September 10, 2012, in the case of the initial Interest Period) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be. If any Interest Payment Date other than the Maturity Date would otherwise be a day that is not a Business Day, any amounts payable on such Interest Payment Date will be paid on the succeeding Business Day with the same force and effect as if it were paid on the date such payment was due. If the Maturity Date falls on a day that is not a Business Day, principal and interest payable on the Maturity Date will be paid on the succeeding Business Day with the same force and effect as if paid on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after the Maturity Date.

Payments of principal and interest in respect of this Note will be made by wire transfer of immediately available funds (or with respect to any Note not held in global form, by a U.S. dollar check or by wire transfer of immediately available funds) in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized terms used herein, including on the reverse hereof, and not defined herein or on the reverse hereof shall have the respective meanings given to such terms in the Indenture referred to on the reverse hereof.

This Note shall not be entitled to the benefits of the Indenture referred to on the reverse hereof or be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee under such Indenture.

2

IN WITNESS WHEREOF, the Company has caused this instrument to be signed manually or by facsimile by its duly authorized officers.

Dated: [            ], 20[    ]

NVR, INC.

By:
Name:	[ ]
Title:	[ ]

By:
Name:	[ ]
Title:	[ ]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: [            ], 20[    ]

U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association

By:
Authorized Signatory

3

[REVERSE OF NOTE]

NVR, INC.

3.950% Senior Notes due 2022

This security is one of a duly authorized issue of debentures, notes, bonds, or other evidences of indebtedness of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture dated as of April 14, 1998, between the Company and The Bank of New York, as trustee (the “Base Indenture”), as supplemented from time to time. This Security is one of a series of Securities designated as the 3.950% Senior Notes due 2022 of the Company (the “Notes”), initially issued in an aggregate principal amount of $600,000,000 and issued under and pursuant to the Base Indenture, as modified and supplemented by the Fifth Supplemental Indenture dated as of September 10, 2012 between the Company and U.S. Bank Trust National Association, a national banking association, as successor trustee (the Base Indenture, as modified and supplemented by such Fifth Supplemental Indenture, herein called the “Indenture”), duly executed and delivered by the Company to U.S. Bank Trust National Association, a national banking association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), to which Indenture and all indentures supplemental thereto that are applicable to the Notes reference is hereby made for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Company, and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. The Indenture permits the issuance of Additional Notes upon compliance with certain requirements.

In case an Event of Default with respect to the Notes shall have occurred and be continuing, the principal hereof and premium (if any) may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect, and subject to the conditions provided in the Indenture. Each of the following is an “Event of Default”: (i) default in the payment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days; (ii) default in payment of all or any part of the principal or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by declaration of acceleration or otherwise; (iii) failure by the Company or any Subsidiary to comply with Article VI of the Fifth Supplemental Indenture; (iv) default in the observance or performance, or breach, of any of the Company’s or its Subsidiaries’ other agreements in the Indenture, and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the outstanding Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default (1) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness within 30 days of such principal, interest or premium becoming due or payable (after giving effect to any applicable grace period provided in such Indebtedness) and the aggregate outstanding principal amount of

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such unpaid Indebtedness is $50.0 million or more; or (2) results in the acceleration of such Indebtedness prior to its express maturity, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration, and the aggregate outstanding principal amount of such accelerated Indebtedness is $50.0 million or more; (vi) a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition in an involuntary case or proceeding seeking reorganization of the Company or any of its Significant Subsidiaries under any bankruptcy or similar law, or a decree, judgment or order of a court of competent jurisdiction directing the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company, any of its Significant Subsidiaries, or of the property of any such Person, or the winding up or liquidation of the affairs of any such Person, shall have been entered, and the continuance of any such decree, judgment or order unstayed and in effect for a period of 90 consecutive days; and (vii) the Company or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt (including conversion of an involuntary proceeding into a voluntary proceeding), or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent to the filing of any such petition, or shall consent to the appointment of a Custodian of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, or fail generally to pay its debts as they become due.

If an Event of Default with respect to the Notes occurs and is continuing (other than an Event of Default specified in sub-clauses (vi) or (vii) above), then in each such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and, in each case, accrued interest thereon, to be due and payable immediately. If an Event of Default specified in sub-clauses (vi) or (vii) above occurs, all principal and accrued and unpaid interest thereon shall be immediately due and payable on all Outstanding Notes without any declaration or other action on the part of the Trustee or the Holders.

The Holders of a majority in aggregate principal amount of the Notes then Outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default in the payment of principal of, or interest on, the Notes) on the Notes under the Indenture. Holders of a majority in aggregate principal amount of the then Outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal of, or interest on, the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

The Notes shall be redeemable at the option of the Company, in whole or in part, at any time upon not less than 30 nor more than 60 days notice (i) prior to the date that is three months prior to the maturity of the Notes, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed or (b) as determined by an Independent Investment Banker, the sum of the present values of the Remaining Scheduled Payments discounted to the

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redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon, if any, to the redemption date, and (ii) commencing on the date that is three months prior to the maturity of the Notes, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the applicable date of redemption.

If less than all of the Notes are redeemed at any time, selection of the Notes or portions thereof for redemption pursuant to the foregoing shall be made by the Trustee in compliance with the requirements of the principal national securities exchange on which the Notes are listed, if any, or, if the Notes are not listed on any national securities exchange, pro rata, by lot or by such method as the Trustee deems fair and appropriate. No Notes of $1,000 or less can be redeemed in part. Notice of redemption shall be mailed via first class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of such Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Company defaults in payment of the redemption price, interest shall cease to accrue on the Notes or portions thereof called for redemption and such Notes will cease to be Outstanding.

The covenants set forth in Article Ten of the Base Indenture (other than as specified in the Fifth Supplement Indenture) shall be fully applicable to the Notes.

In the event that there shall occur a Change of Control Repurchase Event, except as otherwise provided in the Indenture, the Company shall make an offer to each Holder of the Notes to purchase all or any part of such Holder’s Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase in accordance with the procedures set forth in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority of the aggregate principal amount of the Notes at the time Outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of Notes; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Note so affected, among other things (i) reduce the percentage in principal amount of Notes, the Holders of which are required to consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or reduce the premium payable upon redemption of the Notes, (iii) reduce the rate, amount or stated payment date of interest on any Note, (iv) make any Note payable in any currency other than that stated in the Notes, (v) make certain changes in the provisions of the Indenture relating to amendments, waivers of past Defaults or the absolute rights of Holders of the Notes to receive

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payments of principal of, or interest or premium, if any, on the Notes; (vi) impair the rights of any Holder to bring suit as permitted by the Indenture; or (vii) modify the ranking or priority of the Notes. It is also provided in the Indenture that, with respect to certain Defaults or Events of Default regarding the Notes, the Holders of a majority in aggregate principal amount outstanding of the Notes may on behalf of the Holders of all the Notes waive any such past Default or Event of Default and its consequences, prior to any declaration accelerating the maturity of the Notes, or, subject to certain conditions, may rescind a declaration of acceleration and its consequences with respect to the Notes. The preceding sentence shall not, however, apply to a default in the payment of the principal of or premium, if any, or interest on any of the Notes. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any securities that may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Securities.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (a) such Holder shall have previously given the Trustee written notice of a continuing Event of Default, (b) the Holders of not less than 25% in aggregate principal amount of the Notes Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes Outstanding a direction inconsistent with such request, and (c) the Trustee shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof, premium, if any, or interest hereon on or after the respective due dates expressed herein.

No references herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal, premium, if any, and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

This Note is issuable only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Notes may be exchanged for a like aggregate principal amount of Notes of this series of other authorized denominations at the office or agency of the Company in New York, New York, in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge except for any tax or other governmental charge imposed in connection therewith.

This Note is not subject to a sinking fund requirement.

Upon due presentment for registration of transfer of Notes at the office or agency of the Company in New York, New York, a new Note or Notes of authorized denominations in an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

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No recourse under or upon any obligation, covenant or agreement contained in the Indenture, in any Security or coupon appertaining thereto, or because of any Indebtedness evidenced hereby or thereby (including, without limitation, any obligation or Indebtedness relating to the principal of, or premium, if any, or interest or any other amounts due, or claimed to be due, on this Note), or for any claim based thereon or otherwise in respect thereof, shall be had against any promoter, as such, or against any past, present or future shareholder, employee, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released, to the fullest extent permitted by applicable law, by the acceptance hereof and as part of the consideration for the issue hereof.

Prior to due presentation of a Note for registration of transfer, the Company, the Trustee, and any authorized agent of the Company or the Trustee may deem and treat the Person in whose name this Note is registered as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and subject to the provisions herein and on the face hereof; interest hereon, and for all other purposes, and neither the Company nor the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” and “ISIN” numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP or ISIN numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

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ASSIGNMENT FORM AND CERTIFICATE OF TRANSFER

To assign this Note fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or tax identification number, if any)

(Print or type assignee’s name, address and zip code)

Your signature:

(Sign exactly as your name appears on the other side of this Note)

Date:

Signature Guarantee

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Article IX of the Fifth Supplemental Indenture, check the box:    ☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Article IX of the Fifth Supplemental Indenture, state the amount in principal amount: $_______________________

Dated:	Your Signature:

(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Increase in Principal Amount of this Global Note	Amount of Decrease in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Increase (or Decrease)	Signature of Authorized Officer of Trustee (or other custodian with respect to a Global Note)

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